Exhibit 10.32

NATIONAL STARCH LLC

SEVERANCE PLAN FOR

FULL TIME AND PART TIME NON-UNION EMPLOYEES

TABLE OF CONTENTS

ARTICLE I	PURPOSE AND EFFECTIVE DATE	1
1.1	Purpose	1
1.2	Effective Date	1
ARTICLE II	DEFINITIONS	2
2.0		2
2.1	Adjusted Service Date	2
2.1.1		2
2.1.2		2
2.1.3		2
2.1.4		3
2.1.5		4
2.2	Administrative Committee	4
2.3	Administrator	4
2.4	Base Compensation	4
2.5	Board	5
2.6	Cause	5
2.7	COBRA Coverage	5
2.8	Code	5
2.9	Company	5
2.10	Employee	5
2.11	Excess Severance Payment	5
2.12	ERISA	5
2.13	Former National Starch Employee	5
2.14	Group	6
2.15	Henkel Group	6
2.16	Involuntary Termination	6
2.16.1		6
2.16.2		6
2.16.3		6
2.16.4		6
2.16.5		6
2.16.6		6
2.16.7		7
2.17	Notice of Termination	7
2.18	Part-Time Employee	7
2.19	Participant	7
2.20	Payment Due Date	7
2.21	Plan	7
2.22	Plan Year	7
2.23	Prior Severance Payment	7
2.24	Release	8
2.25	§	8
2.26	Separation From Service	8

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2.26.1	Permanent, Significant Reduction In Hours Worked	8
2.27	Severance Payment	8
2.28	Shareholder	8
2.29	Specified Participant	8
2.30	Temporary Employee	9
2.31	Termination Date	9
2.32	Week’s Compensation	9
2.33	Year of Service	9
ARTICLE III	PARTICIPATION	10
3.1	Eligibility	10
3.2	Ineligible Salaried Employees	10
3.3	Sale of Business Rule	11
3.4	Death, Termination For Cause, or Resignation	12
3.5	Disability	12
ARTICLE IV	BENEFITS	13
4.1	Notice; Pay in Lieu of Notice	13
4.2	Additional Benefits - With Release	13
4.2.1	Severance Payment	13
4.2.2	Outplacement	14
4.2.3	Six Month Retiree Medical/COBRA Coverage Subsidy	14
4.3	Maximum Severance Payment	15
4.4	Specified Participant Rule	15
ARTICLE V	PLAN ADMINISTRATION	16
5.1	Operation of the Plan	16
5.2	External Audits	16
5.3	Named Fiduciary	16
5.4	Returned Checks	16
5.5	Fees and Expenses	16
5.6	Rules for Administering the Plan	16
ARTICLE VI	CLAIMS	18
6.1	General	18
6.2	Denial	18
6.3	Appeals	18
ARTICLE VII	PLAN AMENDMENTS	20
7.1	Amending Authority	20
7.1.1		20
7.1.2		20
7.2	Plan Termination	20
ARTICLE VIII	GENERAL	21
8.1	Summary Plan Description	21
8.2	Right of Setoff	21
8.3	Governing Law	21
8.4	Impact On Other Benefits	21
8.5	Tax Withholding	22
8.6	Section 409A	22

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ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1          Purpose.  The purpose of the National Starch LLC Severance Plan For Full Time and Part-Time Non-Union Employees (the “Plan”) is to provide eligible employees who are involuntarily terminated from employment by the Company with the benefits set forth in this Plan.

1.2          Effective Date.  The Plan is effective on April 1, 2008.

ARTICLE II

DEFINITIONS

2.0          The following words and phrases used in this Plan shall be given the meanings stated unless different meanings are clearly required by the context in which used.  The headings and titles of articles are given solely for convenience of reference and shall not be deemed to modify or affect in any way the text or meaning of the article or section to which appended.  Capitalized nouns are used throughout the Plan text for the terms defined by this and other Articles.  Pronouns, wherever used, shall be deemed to include both plural and singular as well as masculine and feminine.

2.1          “Adjusted Service Date” means, unless otherwise provided in a Benefit Schedule, the first day of an Employee’s employment with the Group; adjusted to reflect breaks in service under rules promulgated by the Administrator and the rules set out below.

2.1.1       To the extent provided in this Plan, or an agreement between a member of the Group and a predecessor employer or an affiliate of such predecessor employer, or a resolution of the Board, the Adjusted Service Date may reflect service recognized by a predecessor employer that was not a member of the Group at the time the service was performed.

2.1.2       Except as provided in subsection 2.1.4, below, if an Employee ceases to be employed by the Group for the reasons stated under the Sale of Business Rule of Section 3.3, and is subsequently reemployed by the Group, and the new organization, immediately following the transaction, recognizes service recognized by this Plan for purposes of severance, the Adjusted Service Date shall be based on the date the Employee is reemployed.  Such prior service shall not be used to determine the Adjusted Service Date or Years of Service.

2.1.3       If an Employee has received a Prior Severance Payment on account of a prior termination of employment from a member of the Group or predecessor employer,

service used to determine such Prior Severance Payment shall not be used to determine the Adjusted Service Date or Years of Service.  However, the Administrator may use such service to determine the Adjusted Service Date and Years of Service if the reemployed Employee pays to the Company an amount equal to one hundred percent (100%) of such Prior Severance Payment prior to receipt of a subsequent Notice of Termination or such shorter time period set by the Administrator.

2.1.4       Notwithstanding the above, Service with a predecessor employer shall be recognized to determine the Adjusted Service Date and Years of Service for the Employee groups described, below:

Employee Group	Service Recognized

Employees who transferred to the books of the Company effective April 1, 2008 from Indopco, Inc. d/b/a National Starch and Chemical Company.	Pre-April 1, 2008 service recognized under the National Starch and Chemical Company Severance Plan For Full Time and Part Time Non-Union Employees.

Employees who transfer to the books of the Company from ICI Group Services Inc. on or after April 1, 2008 and prior to the date the Company ceases to be a member of the Group in which Akzo Nobel N.V. is the ultimate parent.

Pre transfer service recognized under the ICI Severance Plan For Corporate Staff or any successor severance plan.

Employees who transfer to the books of the Company from The Glidden Company on or after April 1, 2008 and prior to the date the Company ceases to be a member of the Group in which Akzo Nobel N.V. is the ultimate parent.

Pre transfer service recognized under the Termination and Cash Payment Plan of ICI Paints or any successor severance plan.

“IT Employees” as that term is defined in the Master Implementation Agreement by and between Akzo Nobel N.V. and	Pre-April 3, 2008 service recognized under the National Starch and Chemical Company Severance Plan For Full Time and Part Time Non-Union Employees plus service

Henkel KGaA dated April 3, 2008, who transfer to the books of the Company after April 2, 2008 and prior to April 1, 2010 from the Henkel Group.	with the Henkel Group on or after April 3, 2008 through the day prior to the date of transfer to the Company from the Henkel Group.

Former National Starch Employees hired on or after April 1, 2008 and prior to January 1, 2010 and did not receive a Prior Severance Payment from the Henkel Group.	Pre-April 3, 2008 service recognized under the National Starch and Chemical Company Severance Plan For Full Time and Part Time Non-Union Employees.

2.1.5       Service for any given period of time may only be counted once in determining the Adjusted Service Date or Years of Service.

2.2          “Administrative Committee” means the committee appointed by the Board to perform the duties of the Administrative Committee; provided that until such time as the Company ceases to be a member of the Group of which Akzo Nobel N.V. is the ultimate parent, the Administrative Committee shall be the Employee Benefits Administration Committee of ICI American Holdings Inc.

2.3          “Administrator” means the Company or such persons designated by it to assume the duties of the Administrator.

2.4          “Base Compensation” means the annualized base salary rate and, if applicable, annualized sales commissions of a Participant determined as of the Termination Date.  Base Compensation includes pre-tax employee contributions under any qualified defined contribution plan with a Code Section 401(k) arrangement, salary deferrals under any unfunded, nonqualified plan maintained by the Company for management employees, and amounts deferred (including employee premiums) under a flexible spending account established pursuant to Section 125 of the Code.  Base Compensation does not include overtime, shift differential, long term incentive award payments, short term incentive bonuses or any other form of compensation which is not described in the preceding sentences of this Section.

2.5          “Board” means the Board of Managers of National Starch LLC.

2.6          “Cause” means termination of employment by action of the Company for dishonesty, insubordination, flagrant violation of rules and regulations of the Company, negligence, misconduct, or commission of a felony.

2.7          “COBRA Coverage” means federally-mandated health and dental continuation coverage.  For purposes of this Plan, COBRA Coverage does not include continuation coverage for a Code Section 125 Healthcare Spending Account.

2.8          “Code” means the Internal Revenue Code of 1986, as amended.

2.9          “Company” means National Starch LLC.

2.10        “Employee” means any person in pay status with the Company who is a common law employee of the Company and is identified in the human resources information system, payroll system or other records of the Company as an Employee.  Consultants, independent contractors and other individuals not classified by the Company as Employees are not Employees.

2.11        “Excess Severance Payment” means the portion of any Severance Payment that exceeds two (2) times the Code § 401(a)(17) limit in effect for the calendar year in which the Participant’s Separation From Service occurs.

2.12        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13        “Former National Starch Employee” means an Employee (other than an IT Employee referenced in subsection 2.1.4) who was employed by Indopco, Inc., Ablestik Laboratories or Acheson Industries Inc. on April 3, 2008 when those companies were sold by ICI American Holdings Inc. to an affiliate of Henkel KGaA.

2.14        “Group” means the Company, the ultimate parent of the Company, and any entity in which the ultimate parent directly or indirectly holds at least a fifty percent (50%) ownership interest, in value or voting power.  As of the Effective Date, the ultimate parent was Akzo Nobel N.V.

2.15        “Henkel Group” means Indopco, Inc., Acheson Industries, Inc. and Ablestik Laboratories or any successor thereto in which Henkel KGaA holds, directly or indirectly, a fifty percent (50%) or more ownership interest.

2.16        “Involuntary Termination” means the involuntary termination of employment from the Group by reason of the elimination of a job position or a reduction in force subject to the rules of subsections 2.16.1 through 2.16.7 below.

2.16.1     A voluntary resignation is not an Involuntary Termination.

2.16.2     A termination of employment described in Section 3.3 or 3.4 is not an Involuntary Termination.

2.16.3     A transfer of employment from one member of the Group to another is not an Involuntary Termination.

2.16.4     A termination of employment for Cause is not an Involuntary Termination.

2.16.5     A termination of employment initiated by the Company where the Company in its sole discretion has determined that the Employee is unable to perform his job satisfactorily is not an Involuntary Termination.

2.16.6     If an eligible Employee is offered a full time equivalent position by a member of the Group prior to his Termination Date, is not required to relocate, and refuses the position, such Employee’s subsequent termination of employment by the Company is not an Involuntary Termination.

2.16.7     If an Employee has a written contract of employment for a fixed term, the termination of the Employee at the end of such fixed term is not an Involuntary Termination.

2.17        “Notice of Termination” means the oral or written notice given to a Participant specifying his Termination Date; provided that the Notice of Termination need not specify the exact date so long as a “not earlier than date” is specified in the notice.

2.18        “Part-Time Employee” means an Employee who is employed on a less than full-time basis who is identified on the human resources information system and other records of the Company in a classification that anticipates that the Employee will be employed at twenty (20) or more hours per week on a continuous basis as compared to a temporary or seasonal basis.

2.19        “Participant” means an Employee of the Company who satisfies the eligibility criteria of Article III.

2.20        “Payment Due Date” means the date stated in the Release by which payment must be made.  The Payment Due Date may not be later than the March 15 following the calendar year of the Termination Date.  If the Payment Due Date is not stated in the Release, the Payment Due Date may be no later than fifteen (15) days and two months following the Termination Date.

2.21        “Plan” means the National Starch LLC Severance Plan For Full Time and Part-time Non-Union Employees.

2.22        “Plan Year” means the calendar year; provided that the initial Plan Year shall be a short year beginning April 1 2008 and ending December 31, 2008.

2.23        “Prior Severance Payment” means a severance, separation or other payment made to an Employee on account of a prior termination of employment from the Company or the Group, or a predecessor employer, to the extent such payment was based on service that would be recognized by this Plan to determine the Adjusted Service Date or Years of Service if such payment had not been made.

2.24        “Release” means an irrevocable, binding release, in the form prescribed by the Company, which must be executed by a Participant to receive the benefits described in Section 4.2.

2.25        “§” means Section.

2.26        “Separation From Service” means the Participant’s termination of employment with the Company and the Group by reason of death, retirement or otherwise.  Except as otherwise provided in subsection 2.26.1, below, the provisions of Treasury Regulations § 1.409A-1(h) shall be applied in determining when a termination of employment has occurred.

2.26.1    Permanent, Significant Reduction In Hours Worked.  Separation From Service will also occur on the date after which the Employer and the Participant reasonably anticipate a permanent reduction in the level of bona fide services to be provided by the Participant to the Group to a level that is forty nine percent (49%) or less of the average level of bona fide services performed during the twelve (12) months immediately preceding such date.

2.27        “Severance Payment” means the lump sum payment described in Section 4.2

2.28        “Shareholder” means any entity that directly owns more than fifty percent (50%) of the voting power and value of the Company.  On the Effective Date, the Shareholder was ICI American Holdings Inc.

2.29        “Specified Participant” means a Participant who is a “specified employee” within the meaning of Treasury Regulations § 1.409A-1(i) on his Separation From Service.  The specified employee identification date is December 31 of the calendar year preceding the calendar year of Separation From Service.

2.30        “Temporary Employee” means any Employee (other than a Part-Time Employee) who is hired to perform seasonal, temporary, part-time or other services on a less than full-time basis.

2.31        “Termination Date” means the date that a Participant’s employment is terminated by the Company pursuant to the Notice of Termination.

2.32        “Week’s Compensation” means one fifty-second (1/52) of a Participant’s Base Compensation.

2.33        “Year of Service” means a twelve (12) month period measured from a Participant’s Adjusted Service Date and each anniversary thereof.

ARTICLE III

PARTICIPATION

3.1          Eligibility.  Except as otherwise provided in this Article, every full time and part-time non-union Employee of the Company shall be eligible for a benefit under this Plan if he terminates employment with the Group by reason of an Involuntary Termination.  Any Employee who becomes entitled to a benefit under this Plan by reason of the preceding sentence is referred to as a Participant.  Eligibility to participate shall end when the Employee ceases to be a full time or part-time Employee of the Company or becomes ineligible by reason of Section 3.2.

3.2          Ineligible Salaried Employees.  Even if the criteria of Section 3.1 are met, the following Employees are not eligible to participate in this Plan:

(i)            Temporary Employees;

(ii)           Employees who are members of a collective bargaining unit to which this Plan has not been extended by a collective bargaining agreement;

(iii)          Employees entitled to a severance type payment under any other plan, policy, arrangement, or agreement which would obligate the Company or other member of the Group to make such payment;

(iv)          Leased employees within the meaning of Section 414(n) of the Code;

(v)           Nonresident aliens who are not performing services for the Group in the United States;

(vi)          Any Employee who has agreed in writing that he is not eligible for a benefit under this Plan or for severance benefits in general;

(vii)         Any secondee or other Employee who has an enforceable right to resume employment or to be recalled to employment with any member of the Group;

(viii)        Any individual who is a student working for the Company as an intern or cooperative;

(ix)           Any Employee who has been seconded to the Company on an international assignment from a non-U.S. member of the Group;

(x)            Any Employee who detassels corn or performs other agricultural work; and

(xi)           Any consultant, independent contractor or other individual who is not classified as an Employee by the Company without regard to any determination by the Internal Revenue Service, Department of Labor or other governmental agency, that such individual is a common law employee of the Company.

3.3          Sale of Business Rule.  In the case where an otherwise eligible Employee is no longer employed by the Group because of the sale of the stock of the Company or any member of the Group, but the Employee continues to be employed by the Company, such Employee is not eligible for benefits under this Plan.  In the case of the sale, lease, or other transfer of all or a portion of the assets, products, services or operations of the Company to another organization outside the Group, an otherwise eligible Employee is not eligible for benefits under the Plan if either of the following occurs:

(i)            the Employee is employed by the new organization immediately following the sale, transfer or lease or is so employed within a time period specified in an agreement between the Company and the new organization; or

(ii)           the Company terminates the employment of an Employee who did not accept an offer of employment from the new organization where the new organization offered compensation which was comparable to the compensation provided by the Company and did not require the Employee to relocate more than fifty (50) miles from his place of employment as a condition of being employed by the new organization.  If the Base Compensation offered by the new organization to such Employee is equal or greater than Base Compensation provided by the Company, compensation is deemed to be comparable for purposes of this clause (ii).

3.4          Death, Termination For Cause, or Resignation.  If an otherwise eligible Employee who has been given a Notice of Termination dies, is terminated for Cause, or resigns prior to his Termination Date, neither he nor his heirs or assignees, shall be entitled to receive any benefits under this Plan.

3.5          Disability.  If an otherwise eligible Employee who has been given a Notice of Termination is absent on his Termination Date by reason of a disability, such Employee will not be entitled to benefits under this Plan, unless he waives the right to any short-term or long-term disability benefits payable after the Termination Date under any employee welfare benefit plan maintained or sponsored by the Company or another member of the Group.

ARTICLE IV

BENEFITS

4.1          Notice; Pay in Lieu of Notice.  A Participant shall be provided advance oral or written notification of his Termination Date through a Notice of Termination.  The Notice of Termination will provide a minimum period of two weeks’ notice.  If the Termination Date set out in the Notice of Termination occurs prior to the end of the minimum notice period, the Company shall pay the Participant in lieu of such notice an amount equal to the Two Weeks’ Compensation he would be entitled to as minimum notice less the number of full or partial Weeks’ Compensation attributable to the period of actual notice.  A Notice of Termination is deemed delivered on the earlier of (i) the date it is given orally; (ii) the date a written Notice of Termination is hand delivered, or (iii) the third day following the deposit in the U.S. mail of a written Notice of Termination.

4.2          Additional Benefits - With Release.  If a Participant executes a binding, irrevocable Release by the date prescribed by the Company (which shall not in any event be later than 2-1/2 months following the year in which the Termination Date occurred), he shall be entitled to the benefits described in this Section.

4.2.1       Severance Payment.  In addition to notice or pay in lieu of notice, a Participant shall be paid a lump sum Severance Payment on or after his Termination Date  but no later than the Payment Due Date.  The Severance Payment will be equal to the greater of the Minimum Severance Payment or the amount determined in accordance with the following formula:

Severance Payment = Two Weeks’ Compensation x Full Years of Service x Age Factor

The Age Factor is determined by the Participant’s age on his Termination Date from the following table:

Age on Termination Date	Factor
40 through 44 years inclusive	1.10
45 through 49 years inclusive	1.20
50 through 54 years inclusive	1.30
55 through 59 years inclusive	1.40
60 years or more	1.50

The Minimum Severance Payment is 12 Weeks’ Compensation, except that Participants in Job Class 27 or above shall have a Minimum Severance Payment of 52 Weeks’ Compensation.  With respect to any Participant with less than 6 full Years of Service, the Minimum Severance Payment will be reduced by the number of weeks of notice or pay in lieu of notice given the Participant under Section 4.1; provided that the Minimum Severance payment of 52 Week’s Compensation for Job Class 27 may not be reduced below 46 weeks’ compensation.

4.2.2       Outplacement.  The Company will provide outplacement services to Employees who are exempt from the Fair Labor Standards Act.  The amount and type of outplacement services provided to an exempt Employee shall be determined by the Company, consistent with the past practice of the Company; provided that in no event will outplacement services be provided to a Participant after the last day of the second taxable year following the taxable year of Separation From Service.  For the avoidance of doubt, the proviso of the preceding sentence does not create an obligation of the Company to provide outplacement services for that period of time.

4.2.3       Six Month Retiree Medical/COBRA Coverage Subsidy.  If a Participant executes a binding Release and timely elects COBRA Coverage, the Company shall subsidize, for six months following the month in which the Termination Date occurs, the difference between the amount normally charged to similarly situated COBRA participants and the amount charged to active employees for the same level of coverage.  If such a Participant is eligible for retiree medical and dental benefits under a group health plan maintained by the Company and elects retiree medical and dental instead of COBRA Coverage, the Company will subsidize the full cost of such coverage for six (6) months following the Termination Date.

4.3          Maximum Severance Payment.  Notwithstanding any other provision of this Plan, the Severance Payment may not exceed a maximum of 104 Weeks’ Compensation.

4.4          Specified Participant Rule.  Notwithstanding any other provision of this Plan, the Excess Severance Payment due a Specified Participant shall be paid no earlier than the first day of the seventh (7th) month following the month of his Separation From Service.

ARTICLE V

PLAN ADMINISTRATION

5.1          Operation of the Plan.  The Administrator shall carry out the provisions of the Plan except to the extent its duties have been delegated to persons designated by resolution of the Administrator except as otherwise provided in this Plan.  The Administrator has the authority to appoint agents to carry out its fiduciary responsibilities and to remove same.  The Administrator shall establish the terms and conditions under which such agents serve, and shall evaluate their performance.

5.2          External Audits.  The Administrator shall arrange for external audits of Plan operations sufficient to meet requirements of law and generally accepted business practice.

5.3          Named Fiduciary.  The Administrator is the “named fiduciary” required by law with respect to operation of the Plan.

5.4          Returned Checks.  If any check payable to a Participant is returned for any reason, the payment shall revert to the general assets of the Company and the Participant shall forfeit all rights to such payment, unless a claim is filed with the Administrator no later than three (3) years after the date the check was drawn.

5.5          Fees and Expenses.  The Company shall pay the fees of third parties providing services to the Plan.

5.6          Rules for Administering the Plan.  The Administrator, in its sole discretion, may establish rules for the administration of the Plan, prescribe appropriate forms, and adopt procedures for the handling and denial of claims.  Except as specifically provided elsewhere in this Plan, the Administrator shall have the exclusive right to interpret, construe, and implement the provisions of the Plan.  The Administrator shall decide all questions concerning the Plan and its administration, including without limitation, the determination of eligibility for and the amount of any benefits.  The decisions and the records of the Administrator shall be conclusive and binding upon the Participants and any other person having any interest under this Plan.

ARTICLE VI

CLAIMS

6.1          General.  The Administrator will notify Participants of all rights and obligations under the Plan.  For purposes of this Article, an Employee making a claim for a benefit shall be referred to as a “claimant.”  The claimant shall file the claim with and in the manner prescribed by the Administrator.  The Administrator shall make the initial determination concerning rights of the claimant and the amount of benefits, if any, payable under this Plan.  Claims submitted more than one (1) year after the Termination Date are automatically denied.

6.2          Denial.  If the Administrator denies the claim for benefits under the Plan in whole or in part, the Administrator will notify the claimant in writing within ninety (90) days of receipt of the claim unless the Administrator determines that special circumstances require an extension of time to process the claim.  If an extension of time for processing the claim is required (not to exceed an additional ninety (90) days beyond the initial 90-day period), the Administrator will notify the claimant in writing within the initial ninety (90) day period that extra time is needed.  The extension notice shall indicate the special circumstances requiring an extension and the date by which the Administrator expects to render its decision.  Any denial shall be written in a manner calculated to be understood by the claimant and shall state (i) the specific reason or reasons for denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim; (iv) an explanation of why such material or information is necessary; and (v) the steps to be taken if the claimant wishes to submit his claim for review.

6.3          Appeals.  No claimant, or his duly authorized representative, whose claim is denied in whole in part may, later than sixty (60) days after receipt of the written notice of denial, (i) make written request for review by the Administrative Committee; (ii) review, free of charge, documents, records and other information relevant to the claim; (iii) submit issues and comments in writing; and/or (iv) submit written evidence or documentation supporting his claim.  The Administrative Committee shall make and notify claimant of its decision no later than sixty (60) days after receiving a claimant’s request for review and any written evidence or statements, unless the Administrative Committee determines that special circumstances require additional time (not to exceed an additional sixty (60) days beyond the initial sixty (60) day period) to review the denial.  If the Administrative Committee determines that such special circumstances require an extension of time, the Administrative Committee will notify the claimant in writing within the initial sixty (60) day period.  The notice of extension shall describe the special circumstances requiring the extension of time and the date by which the Administrative Committee expects to render its decision.

In the case of a decision upholding the denial of the claim, the Administrative Committee shall notify the claimant in writing of its decision and shall set forth in a manner calculated to be understood by the claimant:

(i)                                     the specific reason or reasons for upholding the denial of the claim;

(ii)           reference to specific Plan provisions on which the benefit determination is based;

(iii)          a statement that the claimant is entitled, upon request and free of charge, reasonable access to and copies of the documents, records and other information relevant to a claim for benefits; and

(iv)          a statement of claimant’s rights to bring an action under Section 502(a) of ERISA.

ARTICLE VII

PLAN AMENDMENTS

7.1          Amending Authority.

7.1.1       Except as provided in subsection 7.1.2, below, the Board shall have the power to amend the Plan.

7.1.2       No amendment may be made to the Plan without the consent of the Board of Directors, or its equivalent, of the Shareholder the extent that such amendment:

(i)            Provides a subsidy for any employee welfare benefit other than a subsidy for COBRA Coverage or retiree medical and dental benefits;

(ii)           Extends the subsidy for COBRA Coverage beyond one hundred percent (100%) of the cost of six (6) month’s coverage;

(iii)          Increases the Minimum Separation Payment above 12 Weeks’ Compensation;

(iv)          Changes the definition of Base Compensation used to calculate the Payment formula in a manner that would increase the Severance Payment;

(v)           Allows the Severance Payment to exceed 104 Weeks’ Compensation; or

(vi)          Adds any change of control or similar provisions.

7.2          Plan Termination.  The Board may, in its sole discretion, determine that it is no longer feasible to maintain the Plan.  Upon such a finding, the Board may terminate the Plan.

ARTICLE VIII

GENERAL

8.1          Summary Plan Description.  To the extent the summary plan description or any other writing or any oral communication to an Employee conflicts with this Plan, the Plan document will control.

8.2          Right of Setoff.  The Company may withhold from any pay, in lieu of notice or Severance Payment when it is paid any and all amounts owed to the Company by the Participant including, without limitation, the outstanding balance on any loan to the Employee from the Company, the fair market value of Company property in the possession of the Participant, and cash advances in excess of reimbursable expenses.  If the Administrator determines that under applicable law the above amounts cannot be withheld without the consent of the Participant, no portion of the pay in lieu of notice or Severance Payment shall be due under the Plan until the Participant provides such consent.  Without limiting the foregoing, the Administrator may reduce the amount of any Separation Payment before it is paid or made available in order to satisfy a debt of the Participant to the Company or other member of the Group where such debt is incurred in the ordinary course of the service relationship between the Participant and the Company; provided that such offset does not exceed $5,000 in a given year and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant by the Employer.

8.3          Governing Law.  The terms of this Plan shall be construed and enforced to comply with ERISA, the Code and federal common law.  The provisions of the Plan are intended to control over state law under the preemptive authority of ERISA.  If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan.

8.4          Impact On Other Benefits.  Except as otherwise provided herein, any amounts paid to a Participant under this Plan shall have no effect on the Participant’s rights or benefits under any other employee benefit plan sponsored by the Group.  Further, such amounts shall not be used to determine eligibility for or the amount of any benefit under any employee benefit plan, policy, or arrangement sponsored by a member of the Group.

8.5          Tax Withholding.  The Company shall withhold federal, state, and local taxes in such amounts as the Company, in its sole discretion, determines necessary to meet any withholding obligations under the law.

8.6          Section 409A.  This Plan is intended to comply with the applicable requirements of Code § 409A, as amended, and shall be limited, construed and interpreted in accordance with such intent.  If any provision of this Plan would cause a Participant to incur any additional tax or interest under Code § 409A, including any regulations or other guidance issued by the Secretary of Treasury and the Internal Revenue Service with respect thereto, the Company will use commercially reasonable efforts to reform such provision.  Notwithstanding the preceding, neither the Company nor any member of the Group will be liable to the Participant for any additional taxes, interest or penalties resulting from a failure to meet the requirements of Code § 409A.